CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to be	offering price	aggregate	registration
securities to be registered	registered (1)	per unit	offering price	fee (2)
Common Stock ($.01 par value per share)	8,050,000	$25.50	$205,275,000	$8,068

(1)	Includes up to 1,050,000 shares that may be issued upon exercise of the underwriters’ over-allotment option.

(2)	Calculated in accordance with Rule 457(o) and Rule 457(r) of the Securities Act of 1933. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on May 13, 2008 (File No. 333-150884) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The registrant paid $54,599 with respect to $439,937,000 aggregate initial offering price of securities that were previously registered pursuant to registration statement No. 333-120595, initially filed on November 18, 2004, which was withdrawn on May 13, 2008 in connection with the filing of the Registration Statement. Pursuant to Rule 457(p), $8,068 of the unutilized registration fee is being applied to the filing fee payable in connection with this offering. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150884
PROSPECTUS SUPPLEMENT
(To prospectus dated May 13, 2008)

7,000,000 Shares

Common Stock

Healthcare Realty Trust Incorporated (“HR”) is a self-managed and self-administered real estate investment trust, or “REIT,” that owns, acquires, manages, finances and develops income-producing real estate properties associated with the delivery of healthcare services throughout the United States.

HR is offering and selling 7,000,000 shares of its common stock with this prospectus supplement and the accompanying prospectus.

HR’s common stock is listed on the New York Stock Exchange under the symbol “HR.” On September 23, 2008, the last reported sale price of HR’s common stock on the NYSE was $25.90 per share.

Investing in the common stock of HR involves certain risks and uncertainties that are described in the “Forward-Looking Statements and Risk Factors” section beginning on page S-7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$25.50	$178,500,000
Underwriting discount	$1.0965	$7,675,500
Proceeds (before expenses) to HR	$24.4035	$170,824,500

The underwriters have an option to purchase, within 30 days from the date of this prospectus supplement, a maximum of 1,050,000 additional shares to cover over-allotments of shares, if any, at the price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If such option is exercised in full, the total proceeds to HR before deducting estimated offering expenses will be approximately $196.4 million. It is expected that the shares will be available for delivery on or about September 29, 2008.

Joint Book-Running Managers

Wachovia Securities	J.P.Morgan

Banc of America Securities LLC	UBS Investment Bank

Co-Lead Managers

Stifel Nicolaus	Morgan Keegan & Company, Inc.

Co-Managers

Calyon Securities (USA) Inc.	KeyBanc Capital Markets	SunTrust Robinson Humphrey
Barclays Capital	BMO Capital Markets	Deutsche Bank Securities

Prospectus Supplement dated September 23, 2008

University Medical Campus Clinic, Round Rock, TX Sarasota Medical Center, Sarasota, FL Baptist Women’s Physician Of_ce, Memphis, TN Pali Momi Medical Center, Honolulu, HI Baylor Pavilion I, Plano, TX

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PROPERTY LOCATIONS

1
1
2
9
3
1
1
1
7
2
3
2
1
2
2
8
4
3
2
2
1
3
3
2
9
1
11
1
1
2
5
18
21
10
9
1
2
6
3
1
2
39
45
2
12
27
3
3

INVESTMENTS

Alabama	6	Indiana	3	Oregon	1
Arizona	9	Iowa	1	Pennsylvania	7
Arkansas	1	Kansas	1	Tennessee	18
California	11	Louisiana	2	Texas	45
Colorado	3	Maryland	2	Utah	1
District of Columbia	2	Massachusetts	2	Virginia	9
Florida	27	Michigan	9	Washington	1
Georgia	3	Mississippi	1	Wyoming	1
Hawaii	3	Missouri	5		
Illinois	4	Nevada	3		

* Includes mortage and LLC investments
** As of June 30, 2008, Healthcare Realty Trust managed 116 properties of which 109 were owned.

★ Corporate Office
● Investments*
▲ Managed Properties**

HEALTHCARE
REALTY

Pyramids at Park Lane, Dallas, TX Yakima Valley West Pavilion II, Yakima, WA St Thomas Heart Institute, Nashville, TN Kerlan Jobe Medical Center, Los Angeles, CA Baylor Medical Of_ce Building at Irving, Irving, TX

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” the Company authorizes to be delivered to you. If any information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. Neither Healthcare Realty Trust Incorporated nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. HR and the underwriters are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the shares. The information in this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. HR’s business, financial condition, results of operations and prospects may have changed since such dates.

TABLE OF CONTENTS

Prospectus supplement
About This Prospectus Supplement	S-ii
Incorporation of Certain Information by Reference	S-ii
Prospectus Supplement Summary	S-1
Forward-Looking Statements and Risk Factors	S-7
Use of Proceeds	S-8
Capitalization	S-9
Price Range of Common Stock and Dividends	S-10
Underwriting	S-11
Experts	S-16
Legal Matters	S-16
Where You Can Find More Information	S-16

Prospectus
About This Prospectus	3
Special Note Regarding Forward-Looking Statements	3
Risk Factors	4
The Company	4
Selling Stockholders	4
Use of Proceeds	5
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	5
General Description of Securities the Company May Sell	5
Description of Common Stock	5
Description of Common Stock Warrants	8
Description of Preferred Stock	9
Description of Debt Securities	13
Federal Income Tax and ERISA Considerations	18
Plan of Distribution	19
Legal Matters	19
Experts	20
Where You Can Find More Information	20
Incorporation of Certain Documents by Reference	20

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a shelf registration statement that HR filed with the Securities and Exchange Commission. Under the shelf registration process, from time to time, the Company may offer and sell common stock, warrants to purchase common stock, preferred stock, senior debt securities, subordinated debt securities, or any combination of these securities, individually or as units, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which HR has referred you in “Incorporation of Certain Information by Reference” below and “Where You Can Find More Information” on page S-16 of this prospectus supplement and page 20 of the accompanying prospectus. Unless the context otherwise requires, as used in this prospectus supplement and the accompanying prospectus, the terms “HR” and “the Company” include Healthcare Realty Trust Incorporated, its subsidiaries and other entities in which Healthcare Realty Trust Incorporated or its subsidiaries own an interest.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows HR to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that HR can disclose important information to you by referring you to another document that HR has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that HR files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

The following documents are incorporated by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules, except as expressly provided otherwise below):

•	HR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	HR’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	HR’s Proxy Statement relating to its annual meeting of shareholders held on May 13, 2008;

•	HR’s Current Reports on Form 8-K filed on March 5, 2008, April 21, 2008, July 30, 2008, September 18, 2008 (the furnished language in the Form 8-K filed on September 18, 2008 is incorporated herein by reference) and September 22, 2008;

•	Any future filings HR makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus supplement are sold; and

•	The description of the Company’s common stock in its Registration Statement of Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings at no cost by writing to or telephoning HR at the following address and telephone number:

Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: Gabrielle Andrés
(615) 269-8175
Communications@healthcarerealty.com

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section beginning on page 4 of the accompanying prospectus, in the Company’s Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

Unless otherwise expressly stated or the context otherwise requires, information in this prospectus supplement assumes that the option granted to the underwriters to purchase up to 1,050,000 additional shares from the Company has not been exercised.

Information About Healthcare Realty Trust Incorporated

Healthcare Realty Trust Incorporated was incorporated in Maryland in 1993 and is a self-managed and self-administered real estate investment trust, or “REIT,” that owns, acquires, manages, finances and develops income-producing real estate properties associated with the delivery of healthcare services throughout the United States.

The Company operates so as to qualify as a REIT for federal income tax purposes. As a REIT, the Company is not subject to corporate federal income tax with respect to net income distributed to its shareholders.

The Company had investments of approximately $1.8 billion in 181 real estate properties and mortgages as of June 30, 2008, excluding assets classified as held for sale and including investments in three unconsolidated joint venture limited liability companies. The Company’s 174 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 24 states, totaling approximately 10.8 million square feet. As of June 30, 2008, the Company provided property management services to approximately 7.2 million square feet nationwide. The Company’s owned real estate property information by facility type as of June 30, 2008 is detailed in the table below:

	Number of Owned
Facility Type	Properties	Investment	Square Feet
	(Dollars and square feet in thousands)

Medical office	102	$1,090,110	7,756
Specialty inpatient	13	232,469	977
Physician clinics	32	176,299	1,047
Ambulatory care/surgery	11	98,901	429
Other	10	53,798	498
Specialty outpatient	6	27,700	118
Land held for development	—	16,379	—

	174	$1,695,656	10,825

The Company’s real estate portfolio is diversified by facility type, geography, tenant and payor mix, mitigating its exposure to fluctuating economic conditions, tenant and sponsor credit risks, and changes in clinical practice patterns. In an effort to limit operator exposure, only one healthcare provider accounted for 10% or more of the Company’s revenues for the year ended December 31, 2007 (HealthSouth Corporation at 11%).

At June 30, 2008, the Company’s leverage ratio (debt divided by (debt plus stockholders equity less intangible assets plus accumulated depreciation)) was approximately 44.9%, or 35.8% on an as-adjusted basis to give effect to this offering, and approximately 79.3% of its existing debt portfolio had maturity dates after 2010. As of September 18, 2008, the Company had borrowings of $247 million outstanding under its unsecured credit facility and had remaining borrowing capacity of $153 million under the facility.

You should carefully read the section titled “Capitalization” on page S-9 of this prospectus supplement to see the effect on the Company’s debt of the issuance of shares in this offering.

Business Strategy

The Company’s strategy is to own and operate quality medical office and other outpatient-related facilities that produce stable and growing rental income. Consistent with this strategy, the Company selectively seeks development and acquisition opportunities located on, or near, the campuses of large, stable healthcare systems. Additionally, the Company provides a broad spectrum of services needed to own, develop, lease, finance and manage its portfolio of healthcare properties.

Tenants of medical office and other outpatient-related facilities have historically received more than half of the national healthcare spending each year. Management believes that the diversity of tenants in medical office and other outpatient-related facilities, which includes physicians of nearly two-dozen specialties, as well as surgery, imaging, and diagnostic centers, lowers the Company’s financial and operational risk.

Recent Trends and Impact of Recent Market Conditions

Over the last few years, management believes that the market for quality medical office and other outpatient-related facilities has attracted many non-traditional and/or highly-leveraged buyers, resulting in a significant increase in competition for these assets. With the recent and continued turmoil in the credit markets, the Company has begun to see fewer buyers competing for such properties. While management has observed only a slight decrease in asset prices, the Company’s relatively conservative capital structure positions it well to take advantage of the current credit market dislocation and any resulting future diminution in asset prices.

In recent years, the Company has focused much of its efforts towards developing medical office and other outpatient-related facilities. Management believes that development can provide better investment returns and higher quality buildings over the long-term, notwithstanding the longer timelines associated with development projects. Construction can take one to two years and leasing can take two to three years.

The developments that the Company pursues are either relationship-based, with a particular operator or hospital system, or market-driven, where the underlying fundamentals in a particular market make the development of medical office and other outpatient-related facilities, without an existing healthcare system relationship, compelling. The Company’s market-driven development opportunities are generally located near acute-care hospitals and in markets with strong population growth. These developments are advantageous because of fewer use and leasing restrictions, shorter development timelines, and the prospect for higher investment returns.

Property Activity

New Investments

On July 25, 2008, the Company purchased two fully-leased, six-story office buildings, each containing 146,000 square feet, and a six-level parking structure, containing 977 parking spaces, in Dallas, Texas for $59.2 million. These buildings are located near three of the largest medical campuses in Dallas — Presbyterian Hospital, Medical City Hospital, and Baylor University Medical Center. Medical tenants, including affiliates of Baylor Health Care System, occupy one of the two buildings under long-term leases. The second building is entirely leased to a single corporate tenant who will vacate the building when its lease expires in July 2010. Efforts to re-lease the space are underway. This acquisition expands the Company’s existing Dallas/Fort Worth portfolio to more than two million square feet. The Company purchased these properties with borrowings from its unsecured credit facility and intends to permanently finance this acquisition with proceeds from this common stock offering.

In addition to the $59.2 million acquisition described above, the Company anticipates entering into and closing acquisitions of approximately $100 million in the next 90 to 120 days and is in various stages of negotiations with respect to the acquisition of another $20 to $40 million in new properties. The Company’s ability to successfully enter into and close these transactions is subject to numerous risks and uncertainties. You should carefully read the section of this prospectus supplement titled “Forward Looking Statements and Risk Factors.”

Development

The Company has nine development projects underway with budgets totaling approximately $259 million. In connection with these projects, as of June 30, 2008, the Company had approximately $174 million, including tenant improvement allowances, remaining to fund. The Company expects completion of the core and shell of four of the projects during 2008 and expects stabilization to be achieved by the fourth quarter of 2011. The Company expects the core and shell of the remaining five projects to be completed in late 2009 and 2010 and expects stabilization to be achieved by the first quarter of 2013.

In addition to the nine projects currently under construction, the Company is pursuing several other projects on sites that it either owns or controls that, if completed, would have project budgets totaling approximately $210 million. Projections and estimates of project budgets, completion dates and leasing are subject to numerous risks and uncertainties. You should carefully read the section of this prospectus supplement titled “Forward Looking Statements and Risk Factors.”

Asset Dispositions

By the end of the first quarter of 2009, the Company anticipates gross proceeds from the sale of real estate assets and the repayment of mortgage loans receivable of approximately $85 million to $100 million. The Company generally intends to use the proceeds from these sales to fund its development activity.

Common Stock Dividends

The Company’s Board of Directors declared common stock cash dividends for the past four quarters as shown in the table below:

	Dividend
	per Share	Date of	Date of
	Amount	Declaration	Record	Date Paid

3rd Quarter 2007	$0.385	October 23, 2007	November 15, 2007	December 3, 2007
4th Quarter 2007	$0.385	January 29, 2008	February 15, 2008	March 3, 2008
1st Quarter 2008	$0.385	April 29, 2008	May 15, 2008	June 3, 2008
2nd Quarter 2008	$0.385	July 29, 2008	August 15, 2008	September 3, 2008

As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors,” the ability of the Company to pay dividends is dependent upon its ability to generate funds from operations, cash flows, and to make accretive new investments. While the Company has no present plans to change its quarterly stock dividend policy, no assurance can be given that the Company will maintain its quarterly dividend at current levels in the future.

Summary Consolidated Historical Financial Information

A summary of selected historical consolidated financial data is set forth in the table below. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2007, were derived from the Company’s historical consolidated financial statements, and have been restated for discontinued operations presentation. The following summary selected historical consolidated financial data as of and for the six months ended June 30, 2008 and 2007 have been derived from the Company’s unaudited interim consolidated financial statements and include all adjustments necessary for the fair presentation of this data in all material respects. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. The information below is only a summary, and should be read together with, and is qualified in its entirety by reference to, the Company’s historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference herein and the sections of this prospectus supplement entitled “Capitalization” and “Prospectus Supplement Summary.”

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007(1)	2007(1)	2006	2005
	(Dollars in thousands, except per share data)
	(Unaudited)

Statement of Income Data:
Revenues	$109,238	$103,334	$209,123	$209,353	$203,263
Expenses	$99,382	$97,385	$194,883	$195,757	$185,710

Income from continuing operations	$9,856	$5,949	$14,240	$13,596	$17,553
Income from discontinued operations	$10,710	$44,038	$45,822	$26,123	$35,115

Net income	$20,566	$49,987	$60,062	$39,719	$52,668

Basic earnings per common share:
Income from continuing operations per common share	$0.20	$0.13	$0.30	$0.29	$0.38
Discontinued operations per common share	$0.22	$0.94	$0.96	$0.56	$0.75

Net income per common share	$0.42	$1.07	$1.26	$0.85	$1.13

Diluted earnings per common share:
Income from continuing operations per common share	$0.20	$0.13	$0.29	$0.29	$0.37
Discontinued operations per common share	$0.21	$0.92	$0.95	$0.55	$0.74

Net income per common share	$0.41	$1.05	$1.24	$0.84	$1.11

Weighted Average Common Shares Outstanding — Basic	49,422,391	46,575,554	47,536,133	46,527,857	46,465,215
Weighted Average Common Shares Outstanding — Diluted	50,442,808	47,587,624	48,291,330	47,498,937	47,406,798
Dividends Declared, per Common Share, During the Period	$0.77	$6.07	$6.84	$2.64	$2.63

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007(1)	2007(1)	2006	2005
	(Dollars in thousands, except per share data)
	(Unaudited)

Balance Sheet Data (as of the end of the period):
Real estate properties, net	$1,346,346	$1,286,942	$1,351,173	$1,554,620	$1,513,247
Mortgage notes receivable	$37,285	$16,886	$30,117	$73,856	$105,795
Assets held for sale and discontinued operations, net	$20,229	$47,145	$15,639	$—	$21,415
Total assets	$1,490,100	$1,445,055	$1,495,492	$1,736,603	$1,747,652
Notes and bonds payable	$795,652	$784,084	$785,289	$849,982	$778,446
Total stockholders’ equity	$615,976	$589,501	$631,995	$825,672	$912,468

(1)	During 2007, the Company disposed of its senior living assets, including 56 real estate properties and 16 mortgage notes and notes receivable, and recognized a gain on sale of approximately $40.2 million. The proceeds from the sale, in part, were used to pay a special dividend to the Company’s shareholders of approximately $227.2 million, or $4.75 per share. See Note 6 to the Consolidated Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2007.

The Offering

Common Stock Offered	7,000,000 shares

Common Stock to be Outstanding after the Offering	57,762,565 shares(1)

Use of Proceeds	The net proceeds from this offering will be used to invest in recently closed and anticipated acquisitions of medical office and other outpatient-related facilities and for other general corporate purposes. Pending such use, the Company will apply the net proceeds to outstanding indebtedness under its unsecured credit facility due 2009.

Dividends	The Company is currently paying dividends of $0.385 per quarter, or $1.54 per year, per share of common stock.

NYSE Symbol	HR

(1)	The number of shares of the Company’s common stock outstanding after this offering is based on shares outstanding as of September 18, 2008, and excludes, as of September 18, 2008, 2,314,420 shares of common stock reserved for issuance under HR’s 2007 Employees Restricted Stock Incentive Plan, 24,827 shares of common stock reserved for issuance under its 1995 Restricted Stock Plan for Non-Employee Directors, 593,529 shares of common stock reserved for issuance under its Dividend Reinvestment Plan and 495,662 shares of common stock reserved for issuance under its 2000 Employee Stock Purchase Plan. This number also does not include 1,050,000 shares of common stock reserved for issuance in connection with the underwriters’ option to purchase additional shares to cover over-allotments.

Transfer Agent

Computershare Trust Company, N.A. is the transfer agent and registrar for the Company’s common stock.

Principal Executive Offices

The principal executive offices of Healthcare Realty Trust Incorporated are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The telephone number of the principal executive offices is (615) 269-8175.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Before making an investment in the common stock of HR, you should carefully consider, among other factors, the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This prospectus supplement and the accompanying prospectus do not describe all of the risks of an investment in the common stock of HR. You should consult your own financial and legal advisors as to the risks entailed by an investment in these shares and the suitability of investing in such shares in light of your particular circumstances.

This prospectus supplement, the accompanying prospectus and other materials HR has filed or may file with the SEC, as well as information included in oral statements or other written statements made, or to be made, by senior management of HR, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “target,” “plan,” “estimate,” “project,” “could,” “continue,” “should” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could significantly affect HR’s current plans and expectations and future financial condition and results.

Such risks and uncertainties include, among other things, the following:

•	The Company’s ability to identify and acquire suitable properties;

•	The Company’s ability to enter into and close acquisitions of new medical office and other outpatient-related facilities within the time periods set forth in this prospectus supplement;

•	Considerable competition in the Company’s market for attractive investments;

•	The construction of properties generally requires various government and other approvals which may not be received;

•	Unsuccessful development opportunities could result in the recognition of direct expenses which could impact the Company’s results of operations;

•	Construction costs of a development property may exceed original estimates, which could impact its profitability to the Company;

•	Time required to lease up a completed development property may be greater than originally anticipated, thereby adversely affecting the Company’s cash flow and liquidity;

•	Occupancy rates and rents of a completed development property may not be sufficient to make the property profitable to the Company;

•	Favorable sources to fund the Company’s development activities may not be available when needed;

•	Changes in the financial condition or corporate strategy of the Company’s tenants and sponsors;

•	Adverse trends in the healthcare service industry that could negatively affect the Company’s lease revenues and the values of its investments; and

•	Changes in the Company’s dividend policy.

Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by HR with the SEC, including Forms 8-K, 10-Q and 10-K (including those identified in HR’s Annual Report on Form 10-K for the year ended December 31, 2007).

HR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus or HR’s filings and reports.

USE OF PROCEEDS

The net proceeds from this offering, after deducting estimated expenses of $320,000 payable by the Company, are expected to be approximately $170.5 million ($196.1 million if the underwriters’ over-allotment option is exercised in full). The Company intends to use the net proceeds from this offering to invest in recently closed and anticipated acquisitions of medical office and other outpatient-related facilities and for other general corporate purposes. HR will retain broad discretion over the use of net proceeds from this offering.

Pending such use, the Company will apply the net proceeds to outstanding indebtedness under its unsecured credit facility due 2009. As of September 18, 2008, the Company had outstanding indebtedness of $247 million under its unsecured credit facility. Rates for borrowings under the unsecured credit facility are LIBOR-based. The weighted average rate on borrowings outstanding at September 18, 2008 was approximately 3.49%.

CAPITALIZATION

The following table sets forth the capitalization of HR as of June 30, 2008 on an actual basis and on an as adjusted basis to reflect the sale of 7,000,000 shares of the Company’s common stock in this offering, and application of the net proceeds as described above, and after the deduction of the underwriting discount and other estimated expenses. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus supplement. The following information is unaudited and assumes that the underwriters’ over-allotment option is not exercised.

	As of June 30, 2008
	Actual	As adjusted
	(In thousands, except share and per share data)

Cash and cash equivalents	$4,882	$17,387

Debt obligations:
Unsecured Credit Facility due 2009(1)	$158,000	—
Senior Notes due 2011, including premium	297,219	297,219
Senior Notes due 2014, net of discount	297,214	297,214
Mortgage notes payable	43,219	43,219

Total debt obligations	$795,652	$637,652
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.01 par value; 150,000,000 shares authorized; 50,757,916 actual shares and 57,757,916 shares as adjusted issued and outstanding	508	578
Additional paid-in capital	1,288,552	1,458,987
Accumulated other comprehensive loss	(4,346)	(4,346)
Cumulative net income	715,748	715,748
Cumulative dividends	(1,384,486)	(1,384,486)

Total stockholders’ equity	$615,976	$786,481

Total capitalization	$1,411,628	$1,424,133

(1)	As of September 18, 2008, the Company had borrowings of $247 million outstanding under its unsecured credit facility. Any additional proceeds from the underwriters’ overallotment option, if exercised, would first be applied to outstanding borrowings under the Company’s credit facility and then to cash.

You should read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in HR’s Annual Report on Form 10-K for the year ended December 31, 2007, the Form 10-Q for the quarterly period ended June 30, 2008, the consolidated financial statements, related notes and other financial information that the Company has incorporated by reference into this prospectus supplement and the accompanying prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

HR’s common stock is listed on the NYSE under the symbol “HR.” The following table sets forth the range of high and low sale prices on the NYSE from the first quarter of 2006 through September 23, 2008, as well as the dividends declared per share by HR with respect to each period indicated:

			Dividends
	High	Low	Declared

2006
First Quarter	$38.80	$32.96	$0.660
Second Quarter	38.90	31.25	0.660
Third Quarter	38.79	31.90	0.660
Fourth Quarter	42.83	37.30	0.660
2007
First Quarter	$44.19	$34.96	$0.660
Special Dividend (1)	—	—	4.750
Second Quarter	39.26	27.20	0.385
Third Quarter	29.07	18.00	0.385
Fourth Quarter	27.76	22.72	0.385
2008
First Quarter	$27.07	$22.02	$0.385
Second Quarter	29.89	23.55	0.385
Third Quarter (through September 23, 2008)	32.00	23.45	—

(1)	The special dividend of $4.75 per share, declared on March 26, 2007, was paid on May 2, 2007 with proceeds from the disposition of the Company’s senior living assets. See Note 6 to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2007.

On September 23, 2008, the closing price for HR’s common stock on the NYSE was $25.90 per share. As of June 30, 2008, there were approximately 1,433 holders of record of the Company’s common stock.

As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors,” the ability of the Company to pay dividends is dependent upon its ability to generate funds from operations, cash flows, and to make accretive new investments. While the Company has no present plans to change its quarterly dividend policy, no assurance can be given that the Company will maintain its quarterly dividend at current levels in the future.

HR has implemented a Dividend Reinvestment Plan (the “Plan”), which permits stockholders of record to acquire additional shares of common stock by automatically reinvesting cash distributions at a 5% discount and making optional cash purchases without payment of any broker commissions or service charges. Stockholders who do not participate in the Plan continue to receive cash distributions, as paid.

UNDERWRITING

HR is offering the shares of common stock described in this prospectus supplement through a number of underwriters. Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC are acting as joint book-running managers and are acting as representatives of the underwriters. The Company has entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the Company has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

Wachovia Capital Markets, LLC	1,400,000
J.P. Morgan Securities Inc.	1,400,000
Banc of America Securities LLC	980,000
UBS Securities LLC	980,000
Stifel, Nicolaus & Company, Incorporated	700,000
Morgan Keegan & Company, Inc.	364,000
Calyon Securities (USA) Inc.	231,000
KeyBanc Capital Markets Inc.	231,000
SunTrust Robinson Humphrey, Inc.	231,000
Barclays Capital Inc.	161,000
BMO Capital Markets Corp.	161,000
Deutsche Bank Securities Inc.	161,000

Total	7,000,000

The underwriters are committed to purchase all the shares of common stock offered by HR if they purchase any shares (other than those covered by the underwriters’ overallotment option described below). The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.6579 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,050,000 additional shares of common stock from the Company to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer such shares at the price shown on the cover page of this prospectus supplement less the underwriting discount and less any dividends or distributions declared by HR and paid or payable on such shares and otherwise on the same terms as provided in this prospectus supplement.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to HR per share of common stock. The underwriting fee is $1.0965 per share.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without Over	With Over
Underwriting Discounts and Commissions	Allotment Exercise	Allotment Exercise

Per share	$1.0965	$1.0965
Total	7,675,500	8,826,825

The Company estimates that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses and NYSE listing fees and miscellaneous expenses, but excluding the underwriting discounts and commissions, will be approximately $320,000.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

The Company has agreed, that, except for common stock issued in this offering and subject to certain additional exceptions, it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of its common stock or securities convertible into or exchangeable or exercisable for any shares of its common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement. Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., in their sole discretion, may waive this lock-up agreement at any time without notice.

Certain of the Company’s directors and executive officers have also agreed that such persons will not, without the prior written consent of Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or warrants to purchase common stock, for a period of 90 days after the date of this prospectus supplement, other than any shares of common stock sold upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof or pursuant to any employee stock purchase or other benefit plan in existence on the date hereof or pursuant to HR’s Dividend Reinvestment Plan.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof. The Company’s common stock is listed on the NYSE under the symbol “HR.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised the Company that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with the Company. In particular, affiliates of certain of the underwriters are lenders under the Company’s unsecured credit facility and therefore will receive some of the net proceeds from this offering through the repayment of borrowings under the credit facility.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell shares of common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wachovia Capital Markets, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wachovia Securities International Limited, or WSIL. WSIL is a wholly-owned indirect subsidiary of Wachovia Corporation and an affiliate of Wachovia Capital Markets, LLC. WSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

United Kingdom

If the securities are to be offered and sold in the United Kingdom, each underwriter that acts in connection with such offer or sale of securities will represent and agree that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

Each underwriter or broker-dealer that acts in connection with the offer or sales of the securities will agree that the securities will not be offered, directly or indirectly, to the public in Switzerland and none of this prospectus supplement, the accompanying prospectus or any other offering material relating to the securities constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

France

Each underwriter or broker-dealer that acts in connection with the sale of the securities will agree that the securities (i) will not be offered or sold, directly or indirectly, to the public (appel public à l’épargne) in the Republic of France and (ii) offers and sales of the securities in the Republic of France (a) will only be made to qualified investors (investisseurs qualifiés) as defined in, and in accordance with, Articles L 411-1, L 411-2 and D 411-1 to D 411-3 of the French Code monétaire et financier or (b) will be made in any other circumstances which do not require the publication by us of a prospectus pursuant to Article L 411-2 of the Code monétaire et financier and Article 211-2 of the Règlement Général of the Autorité des marchés financiers.

Investors are informed that none of this prospectus supplement, the accompanying prospectus or any other offering material relating to the securities has been admitted to the clearance procedures of the Autorité des marchés financiers, and that any subsequent direct or indirect circulation to the public of the securities so acquired may not occur without meeting the conditions provided for in Articles L 411-1, L 411-2, L412-2 and L 621-8 to L 621-8-2 of the Code Monétaire et Financier.

In addition, the Company represents and agrees that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the securities other than to those investors (if any) to whom offers and sales of the securities in the Republic of France may be made as described above.

Italy

The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, each underwriter or broker-dealer that acts in connection with the offer or sales of the securities will represent and agree that it has not offered or sold, and will not offer or sell, any of the securities in the Republic of Italy in a solicitation to the public, and that sales of the securities in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, the securities cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

Each underwriter or broker-dealer that acts in connection with the offer or sales of securities will represent and agree that it will not offer, sell or deliver any of the securities or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the securities in the Republic of Italy except:

•	to “Professional Investors,” as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended (“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of the securities or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the securities in the Republic of Italy must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;

•	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of the securities in Italy is subject to a prior notification to the Bank of Italy, unless an exemption, depending, inter alia, on the aggregate amount and the characteristics of the securities issued or offered in the Republic of Italy, applies; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter that acts in connection with the sale of these securities will represent and agree that an offer to the public of any securities which are subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offers contemplated in this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that acts in connection with the offer or sale of the securities that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

EXPERTS

The financial statements and schedules as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares offered by this prospectus supplement and certain matters of United States federal income tax law will be passed upon for HR by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee.

Bryan Cave LLP, St. Louis, Missouri, is acting as counsel for the underwriters in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

HR has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

In addition, HR files reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street, NE Room 1580 Washington, DC 20549	New York Regional Office 3 World Financial Center Suite 400 New York, NY 10281-1022	Chicago Regional Office 175 W. Jackson Boulevard Suite 900 Chicago, IL 60604

HR’s filings are also available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

PROSPECTUS

HEALTHCARE REALTY TRUST INCORPORATED

Common Stock
Common Stock Warrants
Preferred Stock
Debt Securities

Healthcare Realty Trust Incorporated may from time to time offer, in one or more series, the following:

•	Shares of common stock;

•	Warrants to purchase shares of common stock;

•	Shares of preferred stock;

•	Debt securities, which may be either senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness; or

•	Any combination of these securities, individually or as units.

Healthcare Realty will offer such securities on terms determined at the time such securities are offered. Healthcare Realty may offer its common stock and warrants, preferred stock and debt securities separately or together, in separate classes or series, in amounts, at prices and on terms set forth in an applicable prospectus supplement to this prospectus. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of Healthcare Realty common stock in such amounts as set forth in a prospectus supplement. The applicable prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

The securities may be sold directly through agents designated from time to time by Healthcare Realty, or to or through underwriters or dealers, or through a combination of these methods. Healthcare Realty reserves the sole right to accept, and together with its agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “PLAN OF DISTRIBUTION.” Healthcare Realty’s net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement. No securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Healthcare Realty’s common stock is listed on the New York Stock Exchange under the symbol “HR.” On May 9, 2008, the last reported sale price of its common stock was $27.59 per share.

Investing in these securities involves risks. You should carefully review the discussion under the heading “RISK FACTORS” on page 4 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2008

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
THE COMPANY	4
SELLING STOCKHOLDERS	4
USE OF PROCEEDS	5
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	5
GENERAL DESCRIPTION OF SECURITIES THE COMPANY MAY SELL	5
DESCRIPTION OF COMMON STOCK	5
DESCRIPTION OF COMMON STOCK WARRANTS	8
DESCRIPTION OF PREFERRED STOCK	9
DESCRIPTION OF DEBT SECURITIES	13
FEDERAL INCOME TAX AND ERISA CONSIDERATIONS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	19
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	20

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Healthcare Realty has not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Healthcare Realty is not making an offer to sell, or a solicitation of an offer to purchase, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Healthcare Realty’s business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “Healthcare Realty Trust,” “Healthcare Realty,” and the “Company” refer to Healthcare Realty Trust Incorporated, a self-managed and self-administered real estate investment trust (“REIT”) incorporated in Maryland, and its subsidiaries, unless the context otherwise requires.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that Healthcare Realty filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under the automatic shelf registration process, Healthcare Realty may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that the Company may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time Healthcare Realty sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and/or a free writing prospectus may also add to or update other information contained in this prospectus. See “PLAN OF DISTRIBUTION” on page 19 of this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 20 of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could” and other comparable terms. These forward-looking statements are based on the current plans and expectations of Company management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect the Company’s current plans and expectations and future financial condition and results.

While it is not possible to identify all these factors, the Company continues to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	the ability of the Company to timely complete and fully lease development properties;

•	the Company is exposed to risks associated with entering new geographic markets;

•	the Company may be unsuccessful in operating completed real estate development properties;

•	the ability of the Company to renew long-term master leases and financial support agreements;

•	changes in the Company’s dividend policy;

•	the ability of the Company to invest its capital on a timely basis;

•	the availability of debt and equity capital;

•	changes in the financial condition or business strategy of the Company’s tenants;

•	the federal, state and local healthcare regulatory environment;

•	the ability of the Company to attract new healthcare providers;

•	the possibility of underinsured or uninsured property and casualty losses;

•	the Company’s tenants or sponsors may have experienced regulatory and legal problems;

•	the ability of the Company to maintain its qualification as a REIT; and

•	those risks and uncertainties described from time to time in the Company’s filings with the SEC.

Healthcare Realty cautions you that the factors listed above, as well as the risk factors included or incorporated by reference in this prospectus or any prospectus supplement, may not be exhaustive. The

Company operates in a continually changing business environment, and new risk factors emerge from time to time. Healthcare Realty cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on its businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Healthcare Realty undertakes no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

RISK FACTORS

An investment in the Company’s securities involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully review the risk factors and other information included and incorporated by reference in the applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

THE COMPANY

Healthcare Realty is a self-managed and self-administered REIT that integrates owning, acquiring, managing and developing income-producing real estate properties and mortgages associated primarily with the delivery of outpatient healthcare services.

Healthcare Realty was formed as an independent, unaffiliated healthcare REIT. Management believes that the Company has a strategic advantage in providing its services to a more diverse group of healthcare providers because it is not affiliated with any of its clients and does not expect to become affiliated with potential clients. Management also believes that its strategic focus on the outpatient service and medical office segments of the healthcare industry allows the Company to take advantage of the continued shift in healthcare services toward outpatient settings.

Healthcare Realty’s principal executive offices are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and its telephone number is (615) 269-8175. Unless the context indicates otherwise, references herein to Healthcare Realty and the Company include its subsidiaries.

SELLING STOCKHOLDERS

Healthcare Realty may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement. Because the Company is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, it may add secondary sales of shares of its common stock by any selling stockholders by filing a prospectus supplement with the SEC. Healthcare Realty may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of the Company’s common stock in transactions exempt from the registration requirements of the Securities Act. Healthcare Realty does not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. Healthcare Realty may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. Healthcare Realty will provide you with a prospectus supplement naming the selling stockholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling stockholder(s).

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Healthcare Realty intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of indebtedness and investment in healthcare related properties.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Healthcare Realty’s consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

						Three Months Ended
	Year Ended December 31,					March 31,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.03	1.59	1.37	1.26	1.23	1.30

(1)	For the purpose of calculating the ratio of earnings to fixed charges, net income from continuing operations has been added to fixed charges, net of capitalized interest, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, which includes amortization of debt issue cost, plus one-third (the proportion deemed to be representative of the interest factor) of rent expense, and capitalized interest.

GENERAL DESCRIPTION OF SECURITIES THE COMPANY MAY SELL

Healthcare Realty, directly or through agents, dealers or underwriters that it may designate, may offer and sell, from time to time, an unspecified amount of:

•	Shares of its common stock;

•	Warrants to purchase shares of its common stock;

•	Shares of its preferred stock; or

•	Its debt securities, which may be either senior debt securities or subordinated debt securities.

Healthcare Realty may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of the offering. The Company may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Healthcare Realty is authorized to issue an aggregate of 200,000,000 shares of capital stock, which may include 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The following description of the common stock sets forth the general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of debt securities or preferred stock or upon the exercise of common stock warrants. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s charter and bylaws.

Holders of common stock are entitled to receive such dividends as the board of directors may declare out of funds legally available for the payment of dividends. Upon issuance, the shares of common stock will be fully paid and nonassessable and have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in any of the Company’s assets remaining after the satisfaction of all obligations and liabilities and after required distributions to holders of preferred stock, if any. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer” below. Each share is entitled to one vote on all matters voted upon by the stockholders. Holders of shares of common stock have no cumulative voting rights.

Transfer Agent and Exchange Listing

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock. The common stock is listed on the New York Stock Exchange under the symbol HR.

Restrictions on Transfer

For Healthcare Realty to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”):

1. Not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of its taxable year; and

2. Its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In order to ensure that requirement (1) above is satisfied, the board of directors has the power to refuse to transfer shares of its capital stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 9.9% in value of the outstanding capital stock.

In connection with the foregoing, if the board of directors, at any time and in good faith, believes that direct or indirect ownership (as determined under applicable federal tax attribution rules) in excess of this ownership limit has or may become concentrated in the hands of one beneficial owner, the board of directors has the power to refuse to transfer or issue these excess shares to a person whose acquisition of such excess shares would cause a beneficial holder to exceed the ownership limit. Further, any transfer of excess shares that would cause a beneficial owner to hold shares of capital stock in excess of the ownership limit shall be deemed void, and the intended transferee shall be deemed never to have had an interest therein.

If at any time there is a transfer in violation of these restrictions, the excess shares shall be deemed to have been transferred to the Company, as trustee for the benefit of such persons to whom the excess shares are later transferred. Subject to Healthcare Realty’s right to purchase the excess shares, the interest in the trust representing the excess shares shall be freely transferable by the intended transferee at a price that does not exceed the price paid by the intended transferee of the excess shares. Excess shares do not have voting rights, and will not be considered for the purpose of any shareholder vote or determining a quorum, but will continue to be reflected as issued and outstanding stock. The Company will not pay dividends with respect to excess shares. The Company may purchase excess shares for the lesser of the amount paid for the excess shares by the intended transferee or the market price. The market price for any stock so purchased shall be equal to the fair market value of such shares reflected in:

•	The closing sales price for the stock, if then listed on a national securities exchange;

•	The average closing sales price of such stock, if then listed on more than one national securities exchange; or

•	If the stock is not then listed on a national securities exchange, the latest bid quotation for the stock if then traded over-the-counter, as of the day immediately preceding the date on which notices of such purchase are sent by the Company.

If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such stock as determined by the board of directors in accordance with applicable law.

All certificates representing shares of common stock bear a legend referring to the restrictions described above. These restrictions may have the effect of preventing an acquisition of control of Healthcare Realty by a third party.

Business Combinations

Under Maryland law, some “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock (an “interested shareholder”) must be: (1) recommended by the corporation’s board of directors; and (2) approved by the affirmative vote of at least (a) 80% of the corporation’s outstanding shares entitled to vote and (b) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. In addition, an interested shareholder or any affiliate thereof may not engage in a business combination with the corporation for a period of five years following the date he or she becomes an interested shareholder. These provisions of Maryland law do not apply, however, to business combinations that are approved by the board of directors of a Maryland corporation prior to such person becoming an interested shareholder.

Control Share Acquisitions

Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of all the votes entitled to be cast on the matter by shareholders excluding voting shares owned by the acquirer, and officers and directors who are also employees of the corporation. “Control shares” are voting shares which, if aggregated with all other shares owned by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, would entitle the acquirer to vote: (1) 10% or more but less than one-third: (2) one-third or more but less than a majority: or (3) a majority or more of the outstanding voting shares. Control shares do not include shares the acquiring person is entitled to vote because shareholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation’s board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If the shareholders approve voting rights for control shares and the acquirer is entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter’s rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation prior to a control share acquisition.

The limitation on ownership of common stock set forth in the Company’s charter, as well as the provisions of Maryland law described above, could have the effect of discouraging offers to acquire HR and of increasing the difficulty of consummating any such offer.

Dividend Reinvestment Plan and Employee Stock Purchase Plan

Healthcare Realty has adopted and implemented a dividend reinvestment plan to provide registered owners of its common stock with a method of investing dividends and other distributions paid in cash in additional shares of the common stock. Healthcare Realty has also adopted an employee stock purchase plan to allow employees to purchase common stock on terms and conditions set forth in such plan. Since such additional common stock will be purchased from the Company, the Company will receive additional funds which will be used for its general corporate purposes.

DESCRIPTION OF COMMON STOCK WARRANTS

Healthcare Realty may issue warrants for the purchase of common stock. Common stock warrants may be issued independently or together with any other securities pursuant to any prospectus supplement and may be attached to or separate from such securities. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable prospectus supplement. The warrant agent, if engaged, will act solely as the Company’s agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Further terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any common stock warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	The title of such common stock warrants;

•	The aggregate number of such common stock warrants;

•	The price or prices at which such common stock warrants will be issued;

•	The designation, number and terms of the shares of common stock purchasable upon exercise of such common stock warrants;

•	The designation and terms of the other securities with which such common stock warrants are issued and the number of such common stock warrants issued with each such offered security;

•	The date, if any, on and after which such common stock warrants and the related common stock will be separately transferable;

•	The price at which each share of common stock purchasable upon exercise of such common stock warrants may be purchased;

•	The date on which the right to exercise such common stock warrants shall commence and the date on which such right shall expire;

•	The minimum or maximum amount of such common stock warrants that may be exercised at any one time;

•	Information with respect to book-entry procedures, if any;

•	A discussion of certain federal income tax considerations; and

•	Any other terms of such common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of such common stock warrants.

You should review the section captioned “DESCRIPTION OF COMMON STOCK” for a general description of the common stock which would be acquired upon the exercise of the common stock warrants.

DESCRIPTION OF PREFERRED STOCK

General

Healthcare Realty is authorized to issue 50,000,000 shares of preferred stock. The following description of the preferred stock sets forth certain anticipated general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of preferred stock (which terms may be different than those stated below) will be described in the prospectus supplement to which such series relates. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the prospectus supplement, the Company’s charter, (including the amendment describing the designations, rights, and preferences of each series of preferred stock) and bylaws.

Subject to limitations prescribed by Maryland law and the charter, the Company’s board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or the duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The prospectus supplement relating to preferred stock will contain the specific terms, including:

•	The title and stated value of such preferred stock;

•	The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	The dividend rate(s), period(s) and or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	The date from which dividends on such preferred stock shall accumulate, if applicable;

•	The provision for a sinking fund, if any, for such preferred stock;

•	The provisions for redemption, if applicable, of such preferred stock;

•	Any listing of such preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

•	A discussion of certain federal income tax considerations applicable to such preferred stock;

•	The relative ranking and preferences of such preferred stock as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up of its affairs;

•	Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of affairs;

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company’s status as a REIT; and

•	Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, rank:

•	Senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

•	On a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up; and

•	Junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

Dividends

Holders of preferred stock of each series shall be entitled to receive, when, as and if declared by the board of directors, out of the Company’s assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the Company’s stock transfer books on such record dates as shall be fixed by the board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Healthcare Realty will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any preferred stock of any series is outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

Until required dividends are paid, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid, or set aside for payment, and no other distribution shall be declared or made upon the common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation. In addition, no common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation).

Any dividend payment made on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of preferred stock of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, any series of preferred stock will be subject to mandatory redemption or redemption at the Company’s option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that the Company shall redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. Healthcare Realty may pay the redemption price in cash or other property, as specified in the prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the Company’s issuance of capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

So long as any dividends on any series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares. However, this will not prevent the purchase or acquisition of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock of the Company’s ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any preferred stock of such series (except by conversion into or exchange for stock ranking junior to the preferred stock of such series as to dividends and upon liquidation). However, this will not prevent the purchase or acquisition of such preferred stock to preserve the Company’s REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

If the Company is to redeem fewer than all of the outstanding preferred stock of any series, it will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any excess shares.

Healthcare Realty will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed. If notice of redemption of any preferred stock has been given and the Company has set aside the funds necessary for such redemption in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, such preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Healthcare Realty’s affairs, then, before any distribution or payment shall be made to the holders of common stock, or any other class or series of the Company’s capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of the Company’s assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the Company’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Company’s legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred stock, the Company’s remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Any series of preferred stock may provide that, so long as any shares of such series remain outstanding, the holders of such series may vote as a separate class on certain specified matters, which may include changes in the Company’s capitalization, amendments to the Company’s charter and mergers and dispositions.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

The provisions of a series of preferred stock may provide for additional rights, remedies, and privileges if dividends on such series are in arrears for specified periods, which rights and privileges will be described in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership

As discussed above under “DESCRIPTION OF COMMON STOCK — Restrictions on Transfer,” for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, ownership and transfer of each series of preferred stock will be restricted in the same manner as the common stock.

All certificates representing preferred stock will bear a legend referring to the restrictions described above.

DESCRIPTION OF DEBT SECURITIES

Healthcare Realty may issue debt securities under one or more trust indentures to be executed by the Company and a specified trustee. The terms of the debt securities will include those stated in the indenture and those made a part of the indenture (before any supplements) by reference to the Trust Indenture Act of 1939. The indentures will be qualified under the Trust Indenture Act.

The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the prospectus supplement relating thereto and the following description. Forms of the senior indenture (as discussed herein) and the subordinated indenture (as discussed herein) have been filed as exhibits to the registration statement of which this prospectus is a part.

General

The debt securities will be the Company’s direct obligations and may be either senior debt securities or subordinated debt securities. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of the Company’s senior debt (as defined in the applicable indenture). Senior securities and subordinated securities will be issued pursuant to separate indentures (respectively, a senior indenture and a subordinated indenture), in each case between the Company and a trustee.

Except as set forth in the applicable indenture and described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Company’s board of directors or as established in the applicable indenture. All debt securities of one series need not be issued at the time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms thereof, including, without limitation:

•	The title of such debt securities and whether such debt securities are senior securities or subordinated securities;

•	The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	The percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities which is convertible into common stock or preferred stock (if applicable), or the method by which any such portion shall be determined;

•	If convertible, any applicable limitations on the ownership or transferability of the common stock or preferred stock into which such debt securities are convertible;

•	The date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

•	The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	The date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such debt securities and the applicable indenture may be served;

•	The period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, as a whole or in part, at the Company’s option, if it has such an option;

•	Healthcare Realty’s obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

•	If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currencies) and the manner in which such amounts shall be determined;

•	Any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default or covenants set forth in the indenture;

•	Any provisions for collateral security for repayment of such debt securities;

•	Whether such debt securities will be issued in certificated and/or book-entry form;

•	Whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

•	The applicability, if any, of defeasance and covenant defeasance provisions of the applicable indenture;

•	The terms, if any, upon which such debt securities may be convertible into the Company’s common stock or preferred stock and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

•	Whether and under what circumstances Healthcare Realty will pay additional amounts as contemplated in the indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment; and

•	Any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to these original issue discount securities will be described in the applicable prospectus supplement.

The applicable indenture may contain provisions that would limit the Company’s ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

Restrictions on ownership and transfer of Healthcare Realty’s common stock and preferred stock are designed to preserve the Company’s status as a REIT and, therefore, may act to prevent or hinder a change of control. See “DESCRIPTION OF PREFERRED STOCK — Restrictions on Ownership.” Investors should review the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Merger, Consolidation or Sale

The applicable indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that:

•	Either the Company shall be the continuing corporation, or the successor corporation (if other than Healthcare Realty) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	Immediately after giving effect to such transaction and treating any indebtedness which becomes the Company’s obligation or an obligation of one of its subsidiaries as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	An officer’s certificate and legal opinion covering such conditions shall be delivered to the trustee.

Covenants

The applicable indenture will contain covenants requiring the Company to take certain actions and prohibiting it from taking certain actions. The covenants with respect to any series of debt securities will be described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Each indenture will describe specific “events of default” with respect to any series of debt securities issued thereunder. Such “events of default” are likely to include (with grace and cure periods):

•	Default in the payment of any installment of interest on any debt security of such series;

•	Default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity;

•	Default in making any required sinking fund payment for any debt security of such series;

•	Default in the performance or breach of any other covenant or warranty of the Company contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable indenture;

•	Default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; and

•	Certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any of its significant subsidiaries or their property.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amounts may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	Healthcare Realty shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	All events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture.

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	In the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	In respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, the Company will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

It is anticipated that modifications and amendments of an indenture may be made by Healthcare Realty and the trustee, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such debt securities affected thereby:

•	Change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such debt security;

•	Reduce the principal amount of (or premium, if any) or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	Change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such debt security;

•	Impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	Reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for any act of the holders with respect to consenting to any amendment.

The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive the Company’s compliance with certain covenants in such indenture.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series to take permitted action.

Redemption of Securities

The applicable indenture will provide that the debt securities may be redeemed at any time at the Company’s option, in whole or in part, for certain reasons intended to protect the Company’s status as a REIT. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Conversion of Securities

The terms and conditions, if any, upon which any debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•	Whether such debt securities are convertible into common stock or preferred stock;

•	The conversion price (or manner of calculation thereof);

•	The conversion period;

•	Provisions as to whether conversion will be at the option of the holders or the Company;

•	The events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•	Any restrictions on conversion, including restrictions directed at maintaining the Company’s REIT status.

Subordination

Upon any distribution to the Company’s creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior securities. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default in senior securities exists that permits the holders of such senior securities to accelerate their maturity and the default is the subject of judicial proceedings or Healthcare Realty receives notice of the default. After all senior securities are paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the right of holders of senior securities to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of subordinated securities. If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will contain the approximate amount of senior securities outstanding as of the end of the Company’s most recent fiscal quarter.

FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

Healthcare Realty is and intends to remain qualified as a REIT under the Code. As a REIT, the Company’s net income which is distributed as dividends to shareholders will be exempt from federal taxation. Distributions to the Company’s shareholders generally will be includable in their income. However, dividends distributed which are in excess of current or accumulated earnings will be treated for tax purposes as a return of capital to the extent of a shareholder’s basis, and will reduce the basis of shareholders’ securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those securities.

Healthcare Realty intends to conduct its affairs so that its assets will not be deemed to be “plan assets” of any individual retirement account, employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or other qualified retirement plan subject to Section 4975 of the Code which acquires its securities. The Company believes that, under present law, its distributions do not create so called “unrelated business taxable income” to tax exempt entities such as pension trusts, subject, however, to special rules which apply to pension trusts holding more than 10% of the securities.

PLAN OF DISTRIBUTION

Healthcare Realty may sell securities through underwriters for public offer and sale by them, and also may sell securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Healthcare Realty also may, from time to time, authorize underwriters acting as its agents to offer and sell securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters or agents in connection with an offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

If so indicated in the applicable prospectus supplement, the Company will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts.

During such time as the Company may be engaged in a distribution of the securities covered by this prospectus the Company is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Company, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered hereby will be passed upon for Healthcare Realty by Waller Lansden Dortch & Davis, LLP. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The financial statements and schedules as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus summarizes material provisions of contracts and other documents referred to by the Company. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus. Healthcare Realty has not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Healthcare Realty is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement, as well as information Healthcare Realty previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Healthcare Realty’s business, financial condition, results of operations and prospects may have changed since those dates.

Healthcare Realty files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and at regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company’s SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, the Company’s stock is listed for trading on the New York Stock Exchange. You can inspect the Company’s reports, proxy statements and other information about Healthcare Realty at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Healthcare Realty makes available free of charge through its website, which you can find at www.healthcarerealty.com, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Healthcare Realty is “incorporating by reference” information it files with the SEC, which means:

•	Incorporated documents are considered part of this prospectus;

•	The Company can disclose important information to you by referring you to those documents; and

•	Information that the Company files later with the SEC automatically will update and supersede information contained in this prospectus.

Healthcare Realty is incorporating by reference the following documents, which it has previously filed with the SEC:

(1) its Annual Report on Form 10-K for the year ended December 31, 2007;

(2) its Quarterly Report on Form 10-Q for the three months ended March 31, 2008;

(3) its Current Reports on Form 8-K filed with the SEC on March 5, 2008 and April 21, 2008;

(4) any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings under this prospectus (other than documents or information deemed furnished and not filed in accordance with SEC rules); and

(5) the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain copies of the documents incorporated by reference in this prospectus, at no cost, by writing or calling the Company at the following address:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
(615) 269-8175

7,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

Wachovia Securities
J.P.Morgan
Banc of America Securities LLC
UBS Investment Bank

Stifel Nicolaus
Morgan Keegan & Company, Inc.
Calyon Securities (USA) Inc.
KeyBanc Capital Markets
SunTrust Robinson Humphrey
Barclays Capital
BMO Capital Markets
Deutsche Bank Securities

September 23, 2008